Exhibit 2

15 April 2026

British American Tobacco p.l.c. (the “Company”)

RESULTS OF VOTING AT THE 2026 ANNUAL GENERAL MEETING

The Company announces the result of voting on the resolutions at its Annual General Meeting (‘AGM’, the ‘Meeting’) held on Wednesday 15 April 2026 at the Hilton London Bankside, 2-8 Great Suffolk St, London, SE1 0UG.

The table below sets out the results of the poll on each of the total of 19 Resolutions as stated in the Notice of Meeting.

Resolution	Votes For	% of votes cast	Votes against	% of votes cast	Votes Withheld	Votes cast in total	Total cast as a % of issued share capital
1. Receipt of 2025 Report and Accounts	1,643,331,698	99.63%	6,098,278	0.37%	3,289,917	1,649,429,976	75.94%
2. Approval of the 2025 Directors’ Remuneration Report	1,626,368,837	98.48%	25,053,577	1.52%	1,297,979	1,651,422,414	76.04%
3. Re-appointment of KPMG LLP as Auditors	1,593,961,516	96.51%	57,663,414	3.49%	1,095,463	1,651,624,930	76.05%
4. Authority for the Audit Committee to agree the Auditors’ remuneration	1,638,634,915	99.22%	12,891,637	0.78%	1,193,841	1,651,526,552	76.04%
5. Re-election of Luc Jobin as a Director	1,628,785,224	98.70%	21,452,419	1.30%	2,479,040	1,650,237,643	75.98%
6. Re-election of Tadeu Marroco as a Director	1,634,908,627	99.00%	16,582,482	1.00%	1,225,574	1,651,491,109	76.04%
7. Re-election of Kandy Anand as a Director	1,637,066,159	99.18%	13,471,597	0.82%	2,178,927	1,650,537,756	76.00%
8. Re-election of Karen Guerra as a Director	1,637,852,929	99.23%	12,693,089	0.77%	2,170,665	1,650,546,018	76.00%
9. Re-election of Uta Kemmerich-Keil as a Director	1,640,871,315	99.42%	9,633,222	0.58%	2,212,146	1,650,504,537	75.99%
10. Re-election of Véronique Laury as a Director	1,640,896,328	99.42%	9,572,183	0.58%	2,197,814	1,650,468,511	75.99%

11. Re-election of Darrell Thomas as a Director	1,638,956,115	99.30%	11,603,838	0.70%	2,157,017	1,650,559,953	76.00%
12. Re-election of Serpil Timuray as a Director	1,641,236,499	99.44%	9,208,376	0.56%	2,271,808	1,650,444,875	75.99%
13. Election of Matthew Wright as a Director	1,640,633,253	99.40%	9,881,771	0.60%	2,199,958	1,650,515,024	75.99%
14. Authority to make donations to political organisations and to incur political expenditure	1,575,881,785	95.98%	65,949,625	4.02%	10,882,627	1,641,831,410	75.59%
15. Renewal of Directors’ authority to allot shares	1,550,136,310	93.88%	101,135,636	6.12%	1,448,447	1,651,271,946	76.03%
16. Extension of the British American Tobacco Sharesave Scheme	1,648,586,831	99.86%	2,336,841	0.14%	1,796,721	1,650,923,672	76.01%
17. Renewal of Directors’ authority to disapply pre-emption rights	1,572,347,237	95.24%	78,504,052	4.76%	1,869,104	1,650,851,289	76.01%
18. Authority for the Company to make market purchases of ordinary shares	1,648,013,864	99.82%	2,958,547	0.18%	1,747,982	1,650,972,411	76.02%
19. Notice period for General Meetings	1,586,144,746	96.05%	65,310,796	3.95%	1,264,851	1,651,455,542	76.04%

All resolutions were passed at the Company’s AGM today with the requisite majority of votes.  Resolutions 1 to 16 were passed as ordinary resolutions and Resolutions 17 to 19 were passed as special resolutions.

Holly Keller Koeppel stepped down from the Board as Non-Executive Directors at the conclusion of the Meeting and is succeeded by Karen Guerra as Senior Independent Director. Ms Keller Koeppel’s retirement from the Board, and Ms Guerra’s appointment as Senior Independent Director, follows the Company’s announcement on 10 February 2026.

The number of ordinary shares in issue (excluding Treasury shares) at the close of business on Monday 13 April 2026 was 2,171,899,866. Each shareholder, present in person or by proxy, was entitled to one vote per ordinary share of 25p held. A vote withheld is not a vote in law and is not counted in the calculation of the proportion of votes ‘For’ or ‘Against’ a resolution. All valid proxy votes (whether submitted electronically or in hard copy form) were included in the poll. Proxy appointments which gave discretion to the Chair have been included in the total votes ‘for’ the respective resolutions.

In accordance with UK Listing Rules 6.4.1 and 6.4.2, copies of Resolutions 15 and 17 to 19 have been submitted to the Financial Conduct Authority, and will shortly be available for inspection at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

C Worlock
Assistant Secretary
British American Tobacco p.l.c.

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